Exhibit 99.1

ARAMARK CORPORATION AND SUBSIDIARIES

DISCONTINUED OPERATIONS – RESTATEMENT OF HISTORICAL RESULTS OF OPERATIONS

(Unaudited)

(In Thousands, Except Per Share Amounts)

In the second quarter of fiscal 2003, ARAMARK executed a definitive agreement for the sale of ARAMARK Educational Resources (AER) to Knowledge Learning Corporation, Inc. for $225 million in cash and a note in the principal amount of $40 million, subject to a right of prepayment of $25 million within 12 months of closing. AER is accounted for as a discontinued operation in the accompanying financial schedules for all periods presented. The results of operations for each of the quarters in fiscal 2002, the full fiscal year 2002 and the first quarter of fiscal 2003 have been restated below to reflect this discontinued operations accounting treatment.

	Quarter Ended December 28, 2001	Quarter Ended March 29, 2002	Quarter Ended June 28, 2002	Quarter Ended September 27, 2002	Fiscal Year Ended September 27, 2002	Quarter Ended December 27, 2002
Sales from Continuing Operations	$2,000,888	$2,037,696	$2,136,498	$2,180,925	$8,356,007	$2,275,940

Operating Income	$110,328	$125,767	$131,789	$161,697	$529,581	$128,506

Income from Continuing Operations	$46,906	$58,101	$65,273	$81,040	$251,320	$58,416
Income from Discontinued Operations, net	$4,537	$6,270	$7,299	$486	$18,592	$4,283

Net Income	$51,443	$64,371	$72,572	$81,526	$269,912	$62,699

Diluted Earnings Per Share:
Income from continuing operations	$0.25	$0.28	$0.32	$0.40	$1.25	$0.29

Net income	$0.27	$0.31	$0.35	$0.40	$1.34	$0.31

Diluted Share Base	187,717	209,223	204,684	201,684	200,924	199,177